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                                                            EXHIBIT 2.2

                   AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the "Plan") is made and entered effective as of the 17th day of April, 1998, by and among TVI CORP., a Delaware corporation ("Seller"), RACING CORPORATION OF AMERICA, a Delaware corporation (the "Company"), CHURCHILL DOWNS INCORPORATED, a Kentucky corporation ("Buyer"), and RCA ACQUISITION COMPANY, a Kentucky corporation ("RCA Acquisition").


                             RECITALS

          1 Buyer and Seller are parties to a Stock Purchase Agreement dated as of March 28, 1998 (the "Stock Purchase Agreement") under which Buyer has agreed to purchase, and Seller has agreed to sell, subject to the terms and conditions of the Stock Purchase Agreement, all 100 of the issued and outstanding common shares, $.01 par value per share (the "Common Shares") and all 185 of the issued and outstanding 6% cumulative preferred shares, $.01 par value per share (the "Preferred Shares") (the Common Shares and the Preferred Shares are, collectively, the "Shares") of the capital stock of the Company.

          2 Buyer and Seller desire to enter into this Plan to provide for the acquisition of the Company and the Shares, pursuant to the Stock Purchase Agreement, through the merger of RCA Acquisition, a wholly owned subsidiary of Buyer, with and into the Company, in lieu of the direct acquisition of the Shares by Buyer from Seller pursuant to the Stock Purchase Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:


                            ARTICLE 1

                            THE MERGER

     A. THE MERGER. Upon the terms and subject to the conditions set forth in the Stock Purchase Agreement and this Plan, and in accordance with the Kentucky Revised Statutes, as amended ("KRS") and the Delaware General Corporation Law ("DGCL") at the Effective Time (as hereinafter defined), RCA Acquisition shall be merged with and into the Company in accordance with the KRS and the DGCL (the "Merger"), whereupon the separate existence of RCA Acquisition shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

     B. ARTICLES AND CERTIFICATE OF MERGER. Upon the terms and subject to conditions set forth in the Stock Purchase Agreement and this Plan, Articles of Merger (the "Articles of Merger") and a Certificate of Merger (the "Certificate of Merger") shall be duly prepared and executed by RCA Acquisition and the Company, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Delaware for filing as provided
in the KRS and the DGCL.   The Merger shall become effective upon filing with
the Kentucky Secretary of State and the Delaware Secretary of State or at such time and date thereafter as is provided in the Articles of Merger and the Certificate of Merger (the "Effective Time"). The date on which the Effective Time occurs shall be the "Effective Date".

     C. EFFECT OF FILING. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the KRS and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of RCA Acquisition and the Company shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of RCA Acquisition and the Company shall become the debts, liabilities and duties of the Surviving Corporation.


                             ARTICLE 2

                       CONVERSION OF SHARES

     A. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of RCA Acquisition or the Company or the stockholders of either of the foregoing entities:

               [1] the holder of the Common Shares and the holder of the Preferred Shares shall be entitled to receive aggregate consideration of $22,000,000 composed of 200,000 shares of the common capital stock of Buyer valued at $4,850,000 in the aggregate and $17,150,000 in cash; and the Common Shares and the Preferred Shares shall be canceled and extinguished; and

               [2] the holder of the shares of common capital stock of RCA Acquisition (the "RCA Acquisition Shares") shall be entitled to receive one share of the common shares, $.01 par value, of the Company and the RCA Acquisition Shares shall be canceled and extinguished.

     B. CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION. The Certificate of Incorporation of the Company, in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     C.  BY-LAWS OF SURVIVING CORPORATION.   The By-Laws of the Company, in
effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     D. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. From and after the Effective Time: (i) the directors of RCA Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of RCA Acquisition

                                       2
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immediately prior to the Effective Time shall be the officers of the Surviving
Corporation, in each case, until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by applicable law.


                             ARTICLE 3

                        GENERAL PROVISIONS

     A. LAW AND SECTION HEADINGS. This Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Plan for convenience only and are to be ignored in the construction of the terms of this Plan.

     B. MODIFICATIONS. The parties hereto may amend, modify or supplement this Plan in such manner as may be agreed by them in writing.

     C. AMENDMENT. This Plan shall be deemed to supersede and amend the Stock Purchase Agreement to the extent inconsistent with this Plan. Without limitation of the foregoing, this Plan and the effectiveness of the Merger shall satisfy the obligations of the parties under the Stock Purchase Agreement concerning the sale and purchase of the Shares and concerning the delivery and payment of the Purchase Price (as defined in the Stock Purchase Agreement). The Buyer and Seller hereby reaffirm and ratify the Stock Purchase Agreement, as so amended, in its entirety.


          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the date first above written.

                                       3

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                              "SELLER"

                              TVI CORP.



                              By: /S/ DANIEL HARRINGTON

                              Title:  President



                              "BUYER"

                              CHURCHILL DOWNS INCORPORATED



                              By:  /S/ ALEXANDER M. WALDROP

                              Title: Sr. Vice President



                              "COMPANY"

                              RACING CORPORATION OF AMERICA



                              By:  /S/ DANIEL HARRINGTON

                              Title: President



                              "RCA"

                              RCA ACQUISITION COMPANY



                              By:  /S/ ALEXANDER M. WALDROP

                              Title: Vice President